BY-LAWS

                                       OF

                          AMERICAN FILTRONA CORPORATION

                      (As amended through January 24, 1996)


                                    ARTICLE I

                                    Directors


         Section 1. There shall be eleven directors of the Corporation, none of whom need be shareholders. They shall be elected annually at the annual shareholders' meeting and shall serve for a term of one year and until their successors are duly elected. No person who shall have attained the age of 70 years shall be eligible for election as a Director of the Corporation, except that each person serving as a Director who on January 24, 1996, is 70 years of age or older shall be eligible for election.

         Section 2. Any vacancy in the Board of Directors, no matter how caused, including a vacancy created by an increase by not more than two in the authorized number of directors, shall be filled until the next annual shareholders' meeting by the directors at any regular Board meeting or special meeting called for that purpose.

         Section 3. The Board of Directors shall annually, as soon as practicable after the annual election of directors, elect a Chairman of the Board (who shall be one of the directors) and the following officers: President, one or more Vice Presidents, a Secretary and a Treasurer, and may elect an Assistant Secretary, an Assistant Treasurer, and such other officers as they deem advisable from time to time. The Chairman of the Board and the officers so


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elected  shall  hold  office  until  the next  annual  meeting  of the  Board of
Directors or until their successors are elected.

         Section 4. Meetings of the Board of Directors shall be held at places within or without the State of Virginia and at times fixed by resolution of the Board, or upon call of the Chairman of the Board or, in the event of the incapacity of the Chairman of the Board, by the President, and the Secretary or officer performing the Secretary's duties shall give not less than twenty-four
(24) hours' notice by letter, telegraph or telephone of all meetings of the directors, provided that notice need not be given of regular meetings held at times and places fixed by resolution of the Board. Meetings may be held at any time without notice if all of the directors are present, or if those not present waive notice in writing either before or after the meeting. Directors may be allowed by resolution of the Board a reasonable fee and expenses for attendance at all meetings.

         Section 5. The presence of a majority of the Board of Directors shall be required to constitute a quorum for the transaction of business at all meetings of the Board.

         Section 6. The directors may be removed with or without cause at any regular or special meeting of shareholders and the shareholders shall thereupon have the right to elect directors to take the place of those removed at the said meeting without any further notice.

         Section 7. Subject to the rights of holders of any class or series of stock having a preference over the common stock as to

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dividends or upon  liquidation,  nominations for the election of directors shall be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such

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shareholder  as would be  required to be  included  in a proxy  statement  filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                                   ARTICLE II
                             Committees of the Board

         Section 1. The Board of Directors shall elect from among its own members an Executive Committee which shall consist of three or more members, as designated from time to time by the Board. The Executive Committee, when the Board of Directors is not in session, shall have all power vested in the Board of Directors by law, by the Articles of Incorporation, or by these Bylaws, provided that the Executive Committee shall not have power to approve or recommend to shareholders action that requires shareholder approval; to approve amendments to the Articles of Incorporation or plans of merger; to amend these Bylaws; to fill vacancies in the Board of Directors or in any Committee of the Board; to authorize or approve a distribution, except according to a general formula or method prescribed by the Board of Directors; or to authorize or approve the issuance or sale or contract for sale of shares, or to

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determine the designation and relative rights,  preferences and limitations of a class or series of shares, except as authorized within specific limits by the Board of Directors. Except as hereinafter provided, the Executive Committee may make rules for the conduct of its meetings. The Executive Committee shall report at the next regular or special meeting of the Board of Directors all action which the Executive Committee may have taken on behalf of the Board since the last regular or special meeting of the Board of Directors.

         Section 2. The Executive Committee shall serve at the pleasure of the Board of Directors.

         Section 3. The presence of a majority of the members of the Executive Committee then serving shall be required to constitute a quorum for the transaction of business at all meetings.

         Section 4. Meetings of the Executive Committee shall be held at such places and at such times fixed by resolution of the Committee, or upon call of its chairman or the President. Not less than twelve (12) hours' notice shall be given by letter, telegraph or telephone of all meetings of the Executive Committee, provided that notice need not be given of regular meetings held at times and places fixed by resolution of the Committee and that meetings may be held at any time without notice if all of the members of the Committee are present or if those not present waive notice in writing either before or after the meeting.

         Section 5. The Board of Directors shall elect from among its own members an Audit Committee which shall consist of three or more

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directors,  none of whom shall be an officer or  employee  of the  Company.  The
Audit Committee may make rules for the holding and conduct of its meetings and the keeping of the records thereof. The Audit Committee shall have and may exercise the power and authority of the Board with respect to (a) the continued direction and review of the Corporation's internal audit functions, and (b) review of the scope and results of the audit performed by the Corporation's outside independent accountants and matters relating thereto. The Committee
shall  meet  no  less  than  semi-annually   with  the  Corporation's   internal
accountants and no less than annually with the Corporation's independent accountants. It shall report periodically to the Board all action which it may have taken.

         Section 6. The Board of Directors shall elect from among its own members an Executive Compensation Committee which shall consist of three or more directors. The Executive Compensation Committee may make rules for the holding and conduct of its meetings and the keeping of the records thereof. The Executive Compensation Committee is authorized to review and determine the compensation of the Corporation's key executives. In addition, the Executive Compensation Committee is authorized to administer all stock option and executive compensation plans of the Corporation.

         Section 7. The Board of Directors shall select from its own members a Nominating Committee which shall consist of three directors, none of whom shall be an officer or employee of the Corporation. The Nominating Committee: (a) may make rules for the holding and conduct of its meetings and the keeping of the records

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thereof;   and  (b)  shall  be  responsible   for  and  is  authorized  to  make
recommendations to the Board (i) on candidates for election as new members of the Board, (ii) on the qualifications of existing Directors to continue to serve on the Board, (iii) on retirement policies of the Board, (iv) on the compensation of Directors, and (v) for consideration of such other matters as may be referred to it by the Board from time to time. The Nominating Committee shall meet at least annually and shall report promptly thereafter to the Board all action that such committee has taken.

                                   ARTICLE III
                             Shareholders' Meetings

         Section 1. The annual meeting of the shareholders shall be held on the fourth Tuesday in April of each year or at such other date and at such time as the Board of Directors of the Corporation may designate from time to time, and shall be called by the President, who shall cause a notice of such meeting to be mailed to each shareholder at the shareholder's address as it appears on the share records of the Corporation, or the President may cause such notice to be delivered to such shareholder personally, not less than ten days nor more than sixty days before the meeting.

         Section 2. Special meetings of the shareholders may be called by the President, by the Chairman of the Board or by the holders of not less than one-tenth of all shares issued and outstanding, at any time, except as herein otherwise provided.

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         Section  3. At all  shareholders'  meetings  there  shall be present in person or by proxy the holders of a majority of the shares of the Corporation in order to constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the
shareholders   present  or  represented  by  proxy  without  notice  other  than announcement at the meeting.

         Section 4. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, with the address of and the number of shares held by each. Such list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Corporation or at its principal place of business or at the office of its transfer agent or registrar and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders. If the requirements of this section have not been substantially complied with, the meeting

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shall,  on the demand of any  shareholder  in person or by proxy,  be  adjourned until the requirements are complied with.

         Section 5. To be properly brought before the annual meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than sixty (60) days in advance of the meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Corporation that are beneficially owned by the shareholder, and
(iv) any material interest of the shareholder in such business.

         No business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 5, provided, however, that nothing in this Section 5 shall be deemed

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to preclude discussion by any shareholder of any business properly brought before the annual meeting.

     The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedures, and if the chairman should so determine, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

                                   ARTICLE IV
                                  Capital Stock

         Section 1. The shares of capital stock of the Corporation shall be evidenced by certificates in forms prescribed by the Board of Directors and executed in any manner permitted by law and stating thereon the information required by law. Transfer agents and/or registrars for one or more classes of the stock of the Corporation may be appointed by the Board of Directors and may be required to countersign certificates representing stock of such class or classes. In the event that any officer whose signature or facsimile thereof shall have been used on a stock certificate shall for any reason cease to be an officer of the Corporation and such certificate shall not then have been delivered by the Corporation, the Board of Directors may nevertheless adopt such certificate and it may then be issued and delivered as though such person had not ceased to be an officer of the Corporation.

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         Section 2. Holders of the stock of the  Corporation  shall  immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion cause one or more new certificates for the same number of shares in the aggregate to be issued to such shareholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

         Section 3. The stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person or by attorney on surrender of the certificate for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. The Corporation will recognize, however, the exclusive rights of the person registered on its books as the owner of shares to receive dividends and to vote as such owner.

         Section 4. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy
(70) days prior to the date on which the particular action,

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requiring such determination of shareholders,  is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as
the  case  may  be,  shall  be  the  record  date  for  such   determination  of
shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

                                    ARTICLE V
                                    Officers

         Section 1. The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers who may be elected under Article I, Section 3. Any officer may hold more than one office except that the same person shall not be President and Secretary.

         Section 2. Duties of the President. The President shall be the chief executive officer of the Corporation. Such officer shall be responsible for the execution of the policies of the Board of Directors and shall have general direction and supervision over the business of the Corporation, subject to the Board of Directors. In addition, such officer shall perform all duties incident to the

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office of  President  and such other duties as from time to time may be assigned by the Board of Directors.

         Section 3. Duties of the Vice Presidents. The Vice President shall perform such duties and acts as may be prescribed or directed by the Board of Directors or President from time to time.

         Section 4. Duties of the Secretary. The Secretary shall keep a record in proper books provided for that purpose of all meetings and proceedings of the Board of Directors. Such officer shall also keep the minutes of shareholders' meetings. Such officer shall serve notices of the Corporation and affix the seal of the Corporation to all share certificates when duly signed. Such officer shall also perform such other duties and acts as may be directed or prescribed by the Board of Directors, the Chairman of the Board or President from time to time.

         Section 5. Duties of the Treasurer. The Treasurer shall have the custody of and be responsible for all papers, books and accounts of the Corporation, except such books, papers and records as are required to be kept by the Secretary, subject always to the control of the Board of Directors. Such officer shall at all reasonable times exhibit the books and accounts in such officer's custody to any director of the Corporation upon application at the offices of the Corporation during business hours. Such officer shall also perform such other duties and acts as may be directed or prescribed by the Board of Directors or President from time to time.

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         Section 6. The Board of Directors shall from time to time designate one or more officers of the Corporation to sign checks, drafts, notes and orders for the payment of money in the name of the Corporation, and to execute all contracts, deeds, bonds, mortgages, leases and other instruments in the name of the Corporation, such signature to be singly or jointly as the Board of Directors may from time to time order.

         Section 7. The officers, including the President, may be removed with or without cause at any regular or special meeting of directors, and the directors shall thereupon have the right to elect officers to take the place of those removed at the said meeting without any further notice.

         Section 8. Divisional presidents may be designated from time to time by the Board of Directors and shall serve at the pleasure of the Board and have such duties as may be assigned by the Board. Other divisional officers may be designated from time to time by the President of the Corporation, shall serve at his pleasure and shall have such duties as may be assigned by him. All officers so designated shall be officers of the respective divisions, but shall not be deemed in such capacities to be officers of the Corporation.

                                   ARTICLE VI
                              Chairman of the Board

         Section 1. The Chairman of the Board shall preside at all meetings of the Board of Directors and at all meetings of the

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shareholders.  The  Chairman  of the Board  shall do and  perform all such other duties and acts as may be directed or prescribed by the Board of Directors from time to time.

         Section 2. The Chairman of the Board may be removed with or without cause at any regular or special meeting of directors, and the directors shall thereupon have the right to elect a Chairman of the Board to take the place of the person removed at the said meeting without any further notice.

                                   ARTICLE VII
                                  Miscellaneous

         Section 1. Voting of Stock Held. Unless otherwise provided by vote of the Board of Directors or the Executive Committee, the President may from time to time appoint an attorney or attorneys or agent or agents of this Corporation, in the name and on behalf of this Corporation, to cast the votes which this Corporation may be entitled to cast as a stockholder or otherwise in any other corporation, any of whose stock or securities may be held by this Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of this Corporation and under its corporate seal, or otherwise, such written proxies, consents, waivers or

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other instruments as the President may deem necessary or proper in the premises;
or the President may attend in person any meeting of the holders of stock or other securities of any such other corporation and thereat vote or exercise any or all other powers of this Corporation as the holder of such stock or other securities of such other corporation.

         Section 2. Seal. The seal of the Corporation shall consist of a flat-faced circular die, of which there may be any number of counterparts, and between two concentric circles around the margin of which there shall be engraved the words "American Filtrona Corporation".

                                  ARTICLE VIII
                                   Amendments

         These Bylaws may be changed, amended, added to or repealed on the affirmative vote of the majority of the Board of Directors or on the affirmative vote of the holders of a majority of the shares of the Corporation then issued and outstanding.


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